UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 14, 2018

Intellicheck, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50296	11-3234779
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

535 Broad Hollow Road, Suite B51, Melville, NY 11747

(Address of principal executive offices) (Zip code)

(516) 992-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Chairman of the Board and Appointment of a New Chairman

As previously announced, on November 14, 2018, Michael D. Malone, Vice Admiral, U.S. Navy, Retired, the then Chairman of the Board of Intellicheck, Inc. (the “Company”) has stepped down from his position as Chairman and as a member of the Company’s Board of Directors (the “Board”) for personal health reasons. A copy of the press release relating to such announcement is set forth as Exhibit 99.1 hereto.

Vice Admiral Malone has been a member of the Board since July 2011 and was appointed its Chairman in November of 2012. He also served on the Board’s audit and compensation committees.

Vice Admiral Malone is succeeded as Chairman by the Company’s longest serving Board member, Guy L. Smith, having been first elected to the Board in 2005.

Guy L. Smith has a lifetime of experience in leadership roles for large corporations, and in addition to his Board membership at the Company, has been the Executive Vice President of Diageo PLC since 2000. Mr. Smith has also served as Special Advisor to President Clinton regarding the former President’s impeachment defense and as an informal strategic communications advisor to President Clinton from the beginning of the Clinton Administration. Prior to that, Mr. Smith served as Vice President-Corporate Affairs for seventeen years at Phillip Morris Companies Inc. Mr. Smith serves on the Board’s audit and compensation committees.

Item 9.01 Financial Statements and Exhibits

EXHIBITS

No. 99.1	Press Release issued by the Company on November 14, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 20, 2018	INTELLICHECK, INC.

	By:	/s/ Bill White
Bill White
Chief Financial Officer